EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-160154 on Form N-14 of our reports dated May 15, 2009, relating to the financial statements and financial highlights of Eaton Vance Investment Trust, including Eaton Vance Ohio Limited Maturity Municipals Fund and Eaton Vance National Limited Maturity Municipals Fund appearing in the Annual Reports on Form N-CSR of Eaton Vance Investment Trust for the year ended March 31, 2009, and to the references to us under the headings “National Limited Fund Financial Highlights”, “OH Limited Fund Financial Highlights” and “Experts” in the Proxy Statement/Prospectus, which constitutes part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts August 10, 2009